EXHIBIT 99.1

Spectrum Brands Divests Fertilizer Technology and Canadian Professional Products Business;

Transaction Reinforces Focus on Core Business; Proceeds Will Be Used to Reduce Debt

ATLANTA—Nov. 23, 2005—Spectrum Brands, Inc. (NYSE: SPC) announced today the sale of its fertilizer technology and Canadian professional products business to Agrium Inc., a leading agricultural retailer and wholesale producer and marketer of agricultural nutrients and industrial products, for $86 million. The sale includes two divisions of Spectrum Brands’ Nu-Gro subsidiary, representing FY 2005 revenue of approximately $80 million from sales of high-end specialty controlled-release nitrogen fertilizer and other products to professional turf markets and specialty wholesale fertilizer customers.

“The divestiture of these non-core assets reinforces our ability to focus on our primary growth strategy, the marketing of branded consumer products to the world’s largest retailers,” said Dave Jones, chairman and chief executive officer of Spectrum Brands. “Proceeds from the sale will be utilized to reduce our outstanding debt, a key strategic priority for Spectrum.”

The company expects the transaction to be slightly dilutive to FY 2006 earnings. The transaction and the assumed dilution were incorporated into the company’s previous earnings guidance for fiscal year 2006.

Approximately 200 Nu-Gro employees, including John Hill, Nu-Gro’s president and chief executive office, will join Agrium. Nu-Gro’s consumer lawn and garden business and associated employees will continue to be part of Spectrum Brands’ North American operating unit, headed by Bob Caulk, president and chief executive officer, North America.

Spectrum Brands and Agrium have signed strategic multi-year reciprocal supply agreements as part of the transaction.

Nu-Gro’s fertilizer technology business is a leading global manufacturer and marketer of high-end, specialty controlled-release nitrogen fertilizer products sold to the wholesale fertilizer industry. The professional products business is Canada’s leading manufacturer and supplier of high-end fertilizer products to the professional turf market (such as golf courses and lawn care companies).

National Bank Financial Inc. served as advisor to Spectrum Brands on the transaction.

About Spectrum Brands, Inc.

Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

CONTACT: Spectrum Brands, Inc., Atlanta

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